Execution Version
Exhibit 10.1

MEMBERSHIP WITHDRAWAL AGREEMENT

Between

TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC.

and

MOUNTAIN PARKS ELECTRIC, INC.

MEMBERSHIP WITHDRAWAL AGREEMENT
24-TSGT-0045

This Membership Withdrawal Agreement (this “Contract”) is dated as of October __, 2024 (the “Agreement Date”), by and between TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC., a Colorado cooperative corporation (“Tri-State”) and MOUNTAIN PARKS ELECTRIC, INC., a Colorado corporation (“MPEI”). Tri-State and MPEI are each sometimes hereinafter individually called a “Party” and collectively called the “Parties.”
WHEREAS, Tri-State is an electric generation and transmission cooperative engaged in generating, purchasing, and transmitting electric power and energy to its members in the states of Colorado, Nebraska, New Mexico, and Wyoming;
WHEREAS, MPEI is currently a member-owner of Tri-State and purchases wholesale electric power and energy from Tri-State under the terms and conditions of the Wholesale Electric Service Contract, by and between the Parties, dated July 1, 2007 (the “WESC”);
WHEREAS, on September 1, 2021, Tri-State filed Rate Schedule No. 281 (Contract Termination Payment Methodology and Procedures) with the Federal Energy Regulatory Commission (“FERC”) in Docket No. ER21-2818 (“2021 Rate Schedule No. 281”) to govern the rates, terms, and conditions under which a member-owner of Tri-State may withdraw from Tri-State pursuant to Article I, Section 4 of Tri-State’s August 5, 2021 Amended and Restated Bylaws, as it may be further amended and restated (“Bylaws”) and terminate its wholesale electric service contract with Tri-State;
WHEREAS, on January 25, 2023, pursuant to the terms of the 2021 Rate Schedule No. 281, MPEI provided Tri-State a two-year non-conditional notice of its intent to withdraw (“Withdrawal Notice”) from membership in Tri-State and terminate its WESC, with an effective date of February 1, 2025;

WHEREAS, on April 12, 2024, Tri-State filed a revised Rate Schedule No. 281 (Contract Termination Payment Methodology and Procedures) (“Rate Schedule No. 281”), as directed by FERC’s March 29, 2024 Order on Compliance with FERC’s December 19, 2023 Order on Initial Decision in Docket No. ER21-2818 et al.1;
WHEREAS, MPEI’s estimated Final Payment Amount is $71,408,697.64 (“Estimated Final Payment Amount”), with such estimate including the Patronage Capital Credit Estimate (made based upon MPEI’s patronage capital balance as of December 31, 2023) and estimate of Regulatory Liabilities Credit (made based upon information as of June 30, 2024) (as those terms are defined in Rate Schedule No. 281), subject to true-up as provided herein; and
1 On June 28, 2024, Tri-State filed a revised Rate Schedule No. 281, as directed by FERC’s May 23, 2024 Order on Rehearing, with incremental revisions that do not affect this Contract.

WHEREAS, MPEI serves load only in the Western Interconnection and thus is a Western Interconnection Member (as the term is used in Rate Schedule No. 281).
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the Parties agree to the following:
Section 1. PERFORMANCE OF RESPONSIBILITIES TO WITHDRAW; ANCILLARY AGREEMENTS; AND POWER PURCHASE AGREEMENTS:
1.1Each Party shall perform its respective responsibilities as set forth in this Contract in good faith and shall use reasonable efforts to complete those responsibilities on a timely basis.
1.2Each Party will work in good faith and exercise reasonable diligence to negotiate and execute the following agreements (“Ancillary Agreements”) with execution of such Ancillary Agreements by the dates set forth below:
1.2.1a Telecommunications and Fiber Sharing Agreement to be executed by December 31, 2024, or such other date agreed to by the Parties in writing; and
1.2.2an Operations and Maintenance Agreement to be executed by November 1, 2024, or such other date agreed to by the Parties in writing (“O&M Agreement”).
If the O&M Agreement is not executed by November 1, 2024, Tri-State shall file such agreement unexecuted for disposition of contested clauses by FERC.
The Parties acknowledge that these Ancillary Agreements replace existing similar agreements between the Parties that terminate upon termination of the WESC. A draft of the terms and conditions of both Ancillary Agreements have already been provided to MPEI for review. For the continued operations of the Parties due to the integrated operation of the Parties’ facilities, the Parties acknowledge that these Ancillary Agreements are essential and critical, and it is of the utmost importance that these Ancillary Agreements are effective as of the Withdrawal Time.
1.3The Parties executed a Contract for the Purchase and Sale of Facilities, dated September 25, 2024, TS-24-0114 (“Purchase Agreement”) that provides for Tri-State to sell and MPEI to purchase certain assets and transmission and/or distribution facilities. Nothing in this Contract obligates or creates a duty for Tri-State to sell, or MPEI to purchase, any such assets or facilities. Pursuant to Section 1.10 of the Purchase Agreement, the Parties will work in good faith to execute an interim Facilities Use Agreement by October 18, 2024, or such other date agreed to by the Parties in writing, to be filed at FERC no later than December 2, 2024 (in unexecuted format if the Parties cannot agree to all terms by October 18, 2024, or such other date agreed to by the Parties in writing) to govern MPEI’s use of Tri-State’s facilities in the event the closing on the transaction under the

Purchase Agreement is delayed due to needed approvals or other reasons, and solely for the period ending when closing on the transaction is completed pursuant to the terms of the Purchase Agreement.
1.4    PPAs. Related to the three categories of power purchase agreements (“PPAs”) that can be used to serve Western Interconnection Member load as described in Rate Schedule No. 281, Tri-State and MPEI have agreed the net aggregate Proposed Buyout Amount is $8,100,000.00 for the Renewables PPAs, Basin CROD PPA, and WAPA Agreements, so the Final Western Interconnection PPA Adjustment upon MPEI’s withdrawal from its membership in Tri-State will result in a debit to the Final Payment Amount (as those terms are defined in Rate Schedule No. 281).
Section 2. WITHDRAWAL
2.1Subject to satisfaction of the condition precedent described in Section 4, or the waiver of such condition precedent exercised by Tri-State, effective at the beginning of the day, as of 12:00:00 a.m. Mountain Prevailing Time, on February 1, 2025 (the “Withdrawal Time”), the following will simultaneously occur unless otherwise agreed to by the Parties in writing:
2.1.1MPEI’s withdrawal from its membership in Tri-State pursuant to Article I, Section 4 of the Bylaws will become effective, with MPEI having satisfied its obligations to withdraw from Tri-State pursuant to Tri-State’s Bylaws and Rate Schedule No. 281, subject to any true-ups as provided in Rate Schedule No. 281 or as described in Sections 3.1.4 and 3.2;
2.1.2Except as otherwise provided herein, the contracts identified in Schedule 2.1.2 (including, for avoidance of doubt, the WESC) will terminate and be of no further force and effect; provided that each Party shall continue to indemnify and defend the other Party to the extent set forth in such contracts for claims that arose prior to the Withdrawal Time; provided further that any provisions in the contracts that survive termination pursuant to the terms of such contracts shall survive, as well as any provisions concerning final billing/crediting and dispute resolution for invoices for obligations, expenses, or costs arising prior to the Withdrawal Time;
2.1.3As MPEI has elected to take a discounted value of its patronage capital in a discounted lump sum credit as of the Withdrawal Time as a credit to the Final Payment Amount as set out in Rate Schedule No. 281, Tri-State will retire, and MPEI will relinquish its right to, any patronage capital retirement or allocation arising from its membership in Tri-State or Tri-State’s furnishing of wholesale electric service to MPEI, including any patronage capital accrued as of the Withdrawal Time and any patronage capital arising under Article VII, Section 3 of Tri-State’s Bylaws, and any property rights it may have in the event of dissolution arising under Article II, Section 1 of Tri-State’s Bylaws or otherwise. Except as provided in Sections 3.1.3 and 3.1.4 (i.e., to account for the accrual or retirement of patronage capital up until January 31, 2025), no patronage capital will be allocated to MPEI or retired to MPEI or paid in cash to MPEI at any time after the Withdrawal Time. Notwithstanding the foregoing, should Tri-State’s Board of Directors declare any patronage capital retirements prior to the Withdrawal Time, MPEI shall receive its proportionate share of such payment(s), and Tri-State shall not modify the date or manner of such payment(s) so as to exclude MPEI from such payment(s); and
2.1.4MPEI will no longer be a “Participating Member” under the “Tri-State Joint PURPA Implementation Plan” concerning the Parties’ obligations under FERC’s regulations implementing the Public Utility Regulatory Policies Act of 1978, and MPEI will be solely responsible for complying with 18 C.F.R. § 292.303 (2024) from the Withdrawal Time onward to the extent applicable.
Section 3. FINAL PAYMENT AMOUNT
3.1Final Payment Amount. No later than 2:00 p.m. Mountain Prevailing Time on January 29, 2025, MPEI shall pay into escrow the amount calculated pursuant to the FERC-accepted and effective version of Rate Schedule No. 281 as of January 24, 2025 (“Final Payment Amount”). The Final Payment Amount will be subject to true-ups after the Withdrawal Time as provided in Rate Schedule No. 281 or as described in Sections 3.1.4 and 3.2. The payment of the Final Payment Amount shall be made in immediately available funds to Wilmington Trust Company, as the escrow agent, or such other nationally recognized escrow agent agreeable to the Parties (the “Escrow Agent”), pursuant to an escrow agreement to be entered into by the Parties in a form mutually acceptable to Tri-State, MPEI, and the Escrow Agent (“Escrow Agreement”) by no later than January 17, 2025. MPEI’s payment to Tri-State for the purchase of certain assets and facilities pursuant to the Purchase Agreement is not included in the Final Payment Amount and is covered by and addressed in the Purchase Agreement.
3.1.1Estimated Final Payment Amount. The estimated Final Payment Amount of $71,408,697.64, calculated in accordance with Rate Schedule No. 281, includes the following formula and inputs: Annual Western Interconnection CTP Amount ($77,933,263.71)2 + Final Western Interconnection PPA Adjustment ($8,100,000.00) – Estimated Patronage Capital Credit (based upon MPEI’s patronage capital balance as of December 31, 2023) ($14,624,566.07) – estimate of the Regulatory Liabilities Credit (based upon information as of June 30, 2024) ($0.00). Estimated Patronage Capital Credit and estimate of the Regulatory Liabilities Credit are the only inputs that are estimates in the above calculation that will be redetermined and finalized. Tri-State will provide the finalized inputs and Final Payment Amount in accordance with Section 3.1.2.
2 The Annual Western Interconnection CTP Amount calculated pursuant to the existing, accepted and effective Rate Schedule No. 281 on file at FERC is $77,933,263.71, unless such Rate Schedule No. 281 is modified, and accepted and made effective pursuant to a FERC order by January 24, 2025.

3.1.2Final Payment Amount. Thirty days before the Withdrawal Time, Tri-State shall calculate and provide to MPEI the Final Payment Amount, which shall use the formula set forth in Rate Schedule No. 281. The only changes from the estimate set forth in Section 3.1.1 will be updated numbers, if any, for the Final Patronage Capital Credit and Regulatory Liabilities Credit, or as otherwise directed by FERC.
3.1.3    2024 Patronage Capital True-Up. As the Withdrawal Time is prior to Tri-State finalizing MPEI’s patronage capital allocation for 2024, Tri-State will use an estimate of MPEI’s final patronage capital balance for the finalized inputs and Final Payment Amount. In accordance with Rate Schedule No. 281 and applicable FERC order, Tri-State will then include the final patronage capital allocation for 2024 when it calculates the Patronage Capital True-Up Amount as described below in Section 3.1.4.
3.1.4    Regulatory Liabilities Credit and Patronage Capital True-Up Amount. As the Regulatory Liabilities Credit will be based upon information as reflected in the most recent monthly balance available 30 days before the Withdrawal Time, the Final Payment Amount will use an estimate of MPEI’s Regulatory Liabilities Credit and thus subject to true-up for such Regulatory Liabilities Credit amount as of January 31, 2025 (“Regulatory Liabilities True-Up”). As the Final Patronage Capital Credit will not include any accrued patronage capital for 2025 and will only include estimated patronage capital for 2024 (as referred to in Section 3.1.3), the Final Payment Amount is subject to true-up for the actual final patronage capital allocation for 2024 for MPEI and for accrued patronage capital for January 1, 2025 through January 31, 2025 for MPEI (“Patronage Capital True-Up Amount”). The Regulatory Liabilities True-Up and Patronage Capital True-Up Amount will be in accordance with Rate Schedule No. 281 and applicable FERC order.
3.2Final Payment Amount True-Up – FERC Order. If, after January 24, 2025, the Final Payment Amount (as trued-up under Section 3.1.4) is modified by FERC pursuant to a final and non-appealable FERC order, then within 90 days after such order becomes final and non-appealable, (a) MPEI shall pay Tri-State any deficiency (i.e., if the final Final Payment Amount is greater than the amount MPEI paid at the Withdrawal Time, subject to true-up as provided above under Section 3.1.4) or (b) Tri-State shall refund the excess amount of the final determined Final Payment Amount to MPEI (i.e., if the final Final Payment Amount is less than the amount MPEI paid at the Withdrawal Time, subject to true-up as provided above under Section 3.1.4). For clarity, the term “final and non-appealable FERC order” when used in this Section means a FERC order from which there are no (and cannot be, because of the expiration of deadlines) further requests for rehearing, appellate proceedings, required FERC orders, or required compliance filings.
3.3Escrow. The Escrow Agent, at the expense of MPEI, shall hold the Final Payment Amount in escrow until the Withdrawal Time, at which time the Escrow Agent shall deliver the Final Payment Amount to Tri-State as set forth in the Escrow Agreement;3 provided, however, if this Contract is terminated pursuant to the provisions of this Contract prior to the Withdrawal Time, the Escrow Agent shall promptly return to MPEI the payments made pursuant to this Section 3, together with any interest in the applicable escrow account, pursuant to the Escrow Agreement. The escrow instructions that are consistent with Schedule 3.1 will be incorporated into the Escrow Agreement. Any interest on the amounts held in escrow shall be taxable to, and accrue for the benefit of, MPEI. If the closing on MPEI’s withdrawal from membership in Tri-State does not occur pursuant to the terms of this Contract and MPEI remains a member-owner of Tri-State and continues to purchase and pay Tri-State for all electric service in accordance with and subject to the terms of the WESC, the Parties shall instruct the Escrow Agent to promptly return to MPEI the payments made by MPEI pursuant to Section 3.1, together with any interest in the applicable escrow account, pursuant to the Escrow Agreement.
Section 4. CONDITION PRECEDENT TO WITHDRAWAL
4.1Tri-State Condition. MPEI’s withdrawal from membership in Tri-State and termination of its WESC is contingent upon MPEI’s satisfaction of the following condition, or Tri-State’s waiver of such condition, which is a material term of this Contract:
4.1.1Payment. MPEI’s payment of the Final Payment Amount into escrow in immediately available funds in accordance with Section 3.1 above and MPEI’s execution and delivery to Tri-State and the Escrow Agent of the written instructions no later than 2:00 p.m. Mountain Prevailing Time on January 29, 2025 to release the escrowed money to Tri-State as described in the Escrow Agreement.
Section 5. COVENANTS
5.1WESC.
5.1.1Until the Withdrawal Time, MPEI will continue to purchase and pay Tri-State for all electric service, including capacity and energy, which MPEI shall require for the operation of its system at Tri-State’s Class A member rate, in accordance with and subject to the terms of the WESC (and other related agreements, including those identified in Schedule 2.1.2, other agreements that expire prior to the Withdrawal Time, and other multi-party agreements currently in effect). For the avoidance of doubt, until the Withdrawal Time, the REC Contracts (as defined below) and the Policy 115 Generation Contracts/Member Project Contracts identified in Schedule 2.1.2 will remain in force and effect, including any bill credits, performance payments, REC purchase payments, and any payment for excess annual energy in 2024 (i.e., in excess of the 5% WESC threshold) arising under such contracts.
3 For clarity, given the Withdrawal Time occurs on a Saturday, the Escrow Agent will wire the Final Payment Amount to Tri-State on the next business day (i.e., February 3, 2025).

5.1.2Notwithstanding any other provisions of this Contract, MPEI shall continue to remain responsible for and shall pay Tri-State, in accordance with the payment provisions of the WESC, for any unpaid bills related to electric service, including, but not limited to, the bill for electric service for the last month of service, and for any other unpaid bills or work for which MPEI is responsible to pay Tri-State, whether arising under the WESC or other applicable contracts terminated by this Contract and identified in Schedule 5.1.2, incurred prior to the Withdrawal Time. For the avoidance of doubt, Tri-State shall continue to remain responsible for and shall pay MPEI for any unpaid bills or work MPEI incurs prior to the Withdrawal Time for which Tri-State is responsible to pay MPEI under the contracts identified in Schedule 5.1.2. Solely to the extent a contract in Schedule 5.1.2 does not already address disputes as to payments owed under the contract, any dispute over expenses or costs incurred under an invoice provided under such contract shall be addressed by the disputing Party, (i) paying the disputed amount and providing written notice to the other Party on or prior to the payment of the disputed amount, and (ii) the Parties working in good faith to resolve any such disputed invoice amounts within 60 days following written notice of a dispute or other period as the Parties mutually agree; if the Parties are unable to resolve the disputed invoice amount, upon written notice to the other Party, either may pursue any and all legal and equitable remedies available to the Party. Other contracts between the Parties not identified in Schedule 2.1.2 are not terminated, amended, or impacted by this Contract. After the Withdrawal Time, MPEI shall promptly return to Tri-State any Tri-State membership certificate(s) in MPEI’s possession.
5.1.3After January 31, 2025, MPEI shall not be entitled to, and Tri-State has no obligation to pay MPEI for, any renewable performance payments or purchase payments for renewable energy credits (also known as environmental attributes) (“RECs”) arising under any of the Renewable Project Performance Payment Contracts/REC Purchase Contracts identified in Schedule 2.1.2 (“REC Contracts”), except for those arising due to attestations submitted to Tri-State after the Withdrawal Time and prior to the time specified in the applicable REC Contracts for RECs associated with energy generated in 2024 or in January 2025. For clarity, MPEI shall be entitled to, and Tri-State has an obligation to pay MPEI for, any renewable performance payments or purchase payments for RECs generated or created, or associated with energy generated on or prior to January 31, 2025 related to the REC Contracts; provided that (i) MPEI submits an attestation as required by the REC Contracts to Tri-State for 2024, and (ii) for the period of January 1, 2025 through January 31, 2025, MPEI submits an attestation as required by the REC Contracts to Tri-State by February 28, 2025 (provided the February 28, 2025 attestation deadline will be extended by one business day for each business day Tri-State is delayed in providing its monthly WESC bill to MPEI for January 2025 electric service beyond February 20, 2025). MPEI shall not be obligated to transfer title to any RECs for which it has ownership arising under any of such REC Contracts.

For clarity, MPEI shall not be entitled to, and Tri-State has no obligation to pay MPEI for, any renewable performance payments or purchase payments for RECs generated or created, or associated with energy generated on and after February 1, 2025. MPEI shall not be entitled to and Tri-State will have no obligation to pay MPEI for any energy efficiency rebates, credits, or services earned on and after February 1, 2025 pursuant to Tri-State’s energy efficiency program (electrify and save program). For clarity, MPEI shall be entitled to, and Tri-State has an obligation to pay MPEI for, any energy efficiency rebates, credits, or services earned prior to February 1, 2025 pursuant to Tri-State’s energy efficiency program (electrify and save program); provided that (i) MPEI submits any rebate requests by the time as specified in the electrify and save program to Tri-State (ii) and for the period of January 1, 2025 through January 31, 2025, MPEI submits any rebate requests as specified in the electrify and save program to Tri-State and by no later than February 28, 2025. After January 31, 2025, MPEI shall not be entitled to, and Tri-State will have no obligation to provide, any benefits or financial support associated with any beneficial electrification programs, including, but not limited to, electric vehicle charging stations and on-bill repayment programs, that are or will be provided to Tri-State’s other members.
5.1.4    As of the Agreement Date, all of MPEI’s load is currently registered by Tri-State in the Southwest Power Pool (“SPP”) Western Energy Imbalance Service (“WEIS”) market. The SPP WEIS uses the central time zone for its operations, not the mountain time zone. This creates a 1-hour window that needs to be accounted for due to the time zone differences commencing on January 31, 2025, 11:00:00 p.m. Mountain Prevailing Time until January 31, 2025, 11:59:59 p.m. Mountain Prevailing Time (“Last Hour”). Schedule 5.1.4 memorializes the solution for the time zone differences associated with the SPP WEIS for the Last Hour.
5.2WREGIS Account and Qualified Reporting Services.
5.2.1Beginning at the Withdrawal Time, Tri-State will cease to be the Generator Agent (as defined in the Western Renewable Energy Generation Information System (or successor organization) (“WREGIS”) Operating Rules) for the projects described in any of the contracts identified in Schedule 5.2.1 (“Board Policy 117 Projects”). At least 60 days before the Withdrawal Time (or such earlier time as required by WREGIS), Tri-State shall coordinate with the respective Generator or Generator Owners (as those terms are used in the underlying letter agreements – assignment of registration and account management rights for WREGIS identified in Schedule 5.2.1) for such entity to execute the WREGIS Notification of Revocation of Assignment Form (or such other form specified by WREGIS) for all the Board Policy 117 Projects, with a termination date effective as of the Withdrawal Time, and Tri-State will provide such notice to WREGIS at least 15 business days prior to the

Withdrawal Time to the extent Tri-State is able to obtain the signature from the Generator or Generator Owners. MPEI shall reasonably cooperate with Tri-State to obtain the Generator/Generator Owners’ signatures of the WREGIS Notification of Revocation of Assignment Form (or such other form specified by WREGIS) for all Board Policy 117 Projects at least 60 days before the Withdrawal Time (or such earlier time as required by WREGIS).
5.2.2On or before October 4, 2024 (“WREGIS Account Date”), MPEI shall notify Tri-State in writing to which WREGIS account each of the Board Policy 117 Projects will be associated and initiate the generating unit transfer by completing the WREGIS Generating Unit Transfer Form (or such other form specified by WREGIS) requesting that the final certificate vintage for Tri-State to be January 2025. For clarity, the generating unit transfer date will not occur until the Withdrawal Time. Upon notification from MPEI of the WREGIS account, Tri-State shall notify WREGIS of the new account with an effective date as of the Withdrawal Time. Any transfers of WREGIS accounts for Board Policy 117 Projects shall be in accordance with WREGIS Operating Rules. After the Withdrawal Time, MPEI (or the respective Generator or Generator Owner) shall have responsibility to WREGIS related to the Board Policy 117 Projects. If MPEI fails to notify Tri-State in writing to which WREGIS account(s) each of the Board Policy 117 Projects will be associated prior to the WREGIS Account Date, Tri-State has the right, in accordance with WREGIS Operating Rules, to de-register the Board Policy 117 Projects from its WREGIS Account effective as of the Withdrawal Time using the inactivation method.
5.2.3Beginning as of the Withdrawal Time, Tri-State will cease performing any qualified reporting services and will no longer be the Qualified Reporting Entity (as defined in the WREGIS Operating Rules) for the Board Policy 117 Projects; provided that Tri-State gives the Generator Owner the required five days’ written notice under the applicable agreements to the extent required by such agreements. On and after the Withdrawal Time, MPEI shall be solely responsible for obtaining a Qualified Reporting Entity for the Board Policy 117 Projects, including for the final billing period under the WESC. For clarity, consistent with the letter agreements – assignment of registration and account management rights for WREGIS identified in Schedule 5.2.1, Tri-State will provide qualified reporting services (i.e., serve as the Qualified Reporting Entity) for the respective Board Policy 117 Projects for all months of generation prior to the Withdrawal Time, unless such letter agreements are terminated earlier, except for that Tri-State will not report to WREGIS the generation from the projects that occurs during the final month prior to the Withdrawal Time (i.e. January 2025).
5.3Transmission Service. If MPEI requires transmission service from Tri-State subsequent to the Withdrawal Time, MPEI shall have the sole obligation to apply for and obtain transmission service commencing on the Withdrawal Time, and Tri-State shall have no liability to MPEI for MPEI’s failure to apply for or obtain such transmission service pursuant to the terms and conditions of Tri-State’s Open Access Transmission Tariff (“OATT”), with the exception of Tri-State’s failure to comply with the terms and conditions of its OATT, provided that Tri-State shall reasonably cooperate with MPEI in connection with such application in accordance with its OATT. Nothing in this Contract shall restrict, limit or modify in any way MPEI’s right, if any, to receive any refunds, plus associated interest, that are ordered by FERC related to MPEI’s status as a transmission customer under Tri-State’s OATT.
5.4RPS Compliance and REC Transfer.
5.4.1RPS Compliance. Historically, Tri-State has assisted its members with their respective state renewable energy standard/renewable portfolio standard (“RPS”) compliance obligation, if the member has such an obligation, including the retirement of RECs in WREGIS associated with such compliance obligation. Tri-State will assist MPEI with MPEI’s Colorado RPS compliance obligation for the 2024 calendar year, including the retirement of RECs in WREGIS associated with such 2024 RPS compliance obligation, in the same manner that it assists Tri-State’s other members and in accordance with Tri-State’s Board Policy 117. Tri-State will provide MPEI the information consistent with what Tri-State has provided MPEI in the past and in time for MPEI to comply with MPEI’s June 1, 2025 Colorado RPS compliance reporting requirement for the 2024 calendar year. MPEI shall reasonably cooperate with Tri-State for Tri-State to provide such assistance. MPEI shall have the sole obligation, without any assistance from Tri-State, for MPEI’s compliance with its RPS compliance obligation for the 2025 calendar year and any calendar year thereafter. For any RECs associated with January 2025 energy generation from the Granby Hydro Project, those RECs in Tri-State’s WREGIS account will be transferred back to MPEI pursuant to Section 5.4.2 of this Contract. For clarity, all RECs arising out of the REC Contracts for which MPEI has title and ownership pursuant to the REC Contracts, along with any other RECs that MPEI owns, are used first to satisfy MPEI’s 2024 calendar year RPS compliance, including RECs from prior years. Only if MPEI does not have enough RECs, will Tri-State have an obligation to provide any additional Tri-State owned RECs. The final step of the compliance process for MPEI’s 2024 calendar year RPS compliance obligation is usually completed in the third quarter of 2025 when Tri-State retires the RECs in WREGIS by moving such RECs into a retirement WREGIS account (“Completion of Compliance”).
5.4.2REC Transfer. On or before April 30, 2025, Tri-State will transfer from Tri-State’s WREGIS account into MPEI’s designated WREGIS account, in accordance with WREGIS Operating Rules, all 2025 RECs arising out of the Board Policy 117 Projects and/or REC Contracts that are in Tri-State’s

WREGIS account on the date of such transfer and to which MPEI has title and ownership pursuant to the REC Contracts. Within 15 days after the Completion of Compliance, Tri-State will transfer from Tri-State’s WREGIS account into MPEI’s designated WREGIS account, in accordance with WREGIS Operating Rules, all 2024 and prior RECs (including any 2025 RECs created after the transfer referenced in the first sentence of this Section 5.4.2) that have not been retired arising out of the Board Policy 117 Projects and/or REC Contracts that are in Tri-State’s WREGIS account and to which MPEI has title and ownership pursuant to the REC Contracts (“Member Owned RECs”). This does not include any RECs that Tri-State purchased pursuant to the REC Contracts4 or any RECs that are retired as part of MPEI’s compliance with its RPS compliance obligation. On or before August 29, 2025, MPEI will transfer into Tri-State’s WREGIS account, in accordance with WREGIS Operating Rules, all 2024 and 2025 RECs arising out of the Board Policy 117 Projects and/or REC Contracts that are in MPEI’s or its designee’s WREGIS account on the date of such transfer and to which Tri-State has title and ownership pursuant to the REC Contracts, if any. Each Party will be responsible for any WREGIS transfer fees that WREGIS assesses to that Party. On or before November 1, 2024, MPEI shall notify Tri-State in writing to which WREGIS account the Member Owned RECs will be transferred at the time described herein. The number of RECs to be retired as part of MPEI’s 2024 Colorado RPS compliance obligation are not known as of the Agreement Date.
5.5Metering Coordination. After the Withdrawal Time, each Party shall reasonably cooperate with the other Party and provide such other Party timely metering information and related data in formats agreed upon by the Parties from any distributed generation metering points on the MPEI system, including, but not limited to, any qualifying facilities, in order for Tri-State to perform final billing for electric service pursuant to the WESC (and other related agreements). Any ongoing sharing of metering information and related data for transmission service billing under the OATT, operational needs, or other needs of MPEI will be pursuant to the applicable OATT agreements and other future agreements as mutually agreed to by the Parties. Each Party will work in good faith and exercise reasonable diligence to negotiate and execute an agreement by November 15, 2024, or such other date agreed to by the Parties in writing, for Tri-State to provide meter agent services to MPEI related to the meter points that Tri-State currently submits to the SPP WEIS for six months commencing at the Withdrawal Time.
5.6FERC Approvals. Tri-State shall, at its expense, seek and obtain all FERC approvals and filings that Tri-State reasonably determines are appropriate for Tri-State to obtain or make related to MPEI’s withdrawal from its membership in Tri-State (including any
4 For clarity, Tri-State does not have title to the RECs eligible for renewable performance payments under the Renewable Performance Payment Contract for Granby Hydro Project (TS-14-0005) that are used for MPEI’s RPS compliance obligation and, to the extent those RECs are not retired by Tri-State, Tri-State will transfer them to MPEI for MPEI’s use against its RPS compliance obligation in 2025 and beyond.

Ancillary Agreements) or termination of the contracts identified in Schedule 2.1.2 (including the WESC). Tri-State shall act in good faith and promptly take all actions reasonably necessary to obtain such approvals and consents and make such filings. However, if FERC does not approve or accept for filing any filings related to this Contract, the Ancillary Agreements, or any agreements identified in Schedule 2.1.2, to the extent they are required to be filed, without condition or modification (unless such condition or modification is mutually agreeable to the Parties as evidenced by their written agreement), the Parties agree to work together in good faith to agree upon terms and conditions that are acceptable to them and to FERC.
5.7Class A Refund and True-Up. To the extent Tri-State’s Class A member rate is subject to refund that covers the period prior to the Withdrawal Time, for any energy, power, transmission or services provided by Tri-State to MPEI during the refund period (but not later than the Withdrawal Time), MPEI shall be eligible to receive, and Tri-State shall issue, refunds to MPEI consistent with FERC directives; provided however, that in lieu of such refund being deducted from the Class A rate or a line item on the invoice for the wholesale electric services contract, Tri-State shall pay such amount to MPEI. As Tri-State’s Class A member rate (A-41 rate schedule, effective August 1, 2024, subject to refund) has a true-up that covers the period prior to the Withdrawal Time, for any energy, power, transmission or services provided by Tri-State to MPEI during the refund period (but not later than the Withdrawal Time), MPEI shall pay Tri-State, or Tri-State shall pay MPEI, such true-up amount, subject to the terms of the effective rate on file with FERC; provided however, that in lieu of such true-up being reflected on the Class A rate or a line item on the invoice for the wholesale electric services contract, (a) MPEI shall pay such amount directly to Tri-State within 30 days of receipt of an invoice from Tri-State (which invoice(s) will be provided to MPEI consistent with the timing of the remaining member invoice(s)) or, as applicable, (b) Tri-State will pay any true-up amount owed to MPEI consistent with the timing it pays such true-up to its remaining members (i.e., Tri-State shall pay such amount directly to MPEI when such true-up is reflected on the remaining member invoice). For clarity, MPEI refunds or obligations stemming from the true-up calculation for the 2024 and 2025 A-41 rate year that includes the Withdrawal Time shall be limited to its pro-rata share of billed Class A rate revenues for that rate year. With the 2025 A-41 rate year, which is trued-up in 2026, the amount for MPEI’s pro-rata share will be calculated prior to the use of any deferred revenues related to MPEI or extraordinary funds (as that term is used in Tri-State’s Board Policy 503) received after the Withdrawal Time (i.e., solely associated with service provided by Tri-State to MPEI prior to the Withdrawal Time under the Class A rate). For the avoidance of doubt, following the Withdrawal Time, MPEI shall be entitled to utilize the procedures under Tri-State’s FERC -accepted formula rate protocols to the same extent as any other member in order to receive information, subject to the confidentiality obligations in such protocols, regarding, or to dispute, Tri-State’s true-up amounts applied to MPEI, in addition to any other procedures available to Tri-State’s remaining members under the Federal Power Act and FERC regulations; additionally, following the Withdrawal Time, for as long as Tri-State applies its true-up amounts to MPEI, Tri-State will continue to provide MPEI the notifications and information required under its FERC-accepted formula rate protocols as if it were a member.

5.8Membership Termination Certificate. MPEI shall execute and deliver to Tri-State a Membership Termination Certificate in the form of Exhibit A to this Contract (the “Termination Certificate”) concurrently with delivery of the written escrow instructions specified in Section 4.1.1. Upon receipt of such Termination Certificate, Tri-State shall execute and deliver to MPEI the Termination Certificate.

Section 6. REPRESENTATIONS AND WARRANTIES
6.1MPEI Representations and Warranties. MPEI represents and warrants to Tri-State as of the Agreement Date, as follows:
6.1.1Existence; Organization and Power. MPEI is (a) duly organized, validly existing, and in good standing under the laws of the State of Colorado and (b) has all requisite power and authority to (i) conduct its business as it is now being conducted and (ii) execute, deliver, and perform this Contract and all Ancillary Agreements and instruments to be executed and delivered in connection with the transactions contemplated by this Contract.
6.1.2Authorization. The execution, delivery and performance by MPEI of this Contract and all Ancillary Agreements and instruments to be executed and delivered, or filed unexecuted as otherwise contemplated in this Contract, in connection with the transactions contemplated by this Contract have been (or will be, as to the Ancillary Agreements) duly authorized by all necessary corporate or other organizational action.
6.1.3Binding Effect. This Contract has been, and each Ancillary Agreement to which MPEI is a party, when delivered hereunder, will have been, duly executed and delivered by MPEI, or filed unexecuted as otherwise contemplated in this Contract. This Contract constitutes, and each Ancillary Agreement when so delivered will constitute, a legal, valid and binding obligation of MPEI, enforceable against MPEI in accordance with its terms.
6.2Tri-State Representations and Warranties.    Tri-State represents and warrants to MPEI as of the Agreement Date as follows:
6.2.1Existence; Organization and Power. Tri-State is (a) duly organized, validly existing, and in good standing under the laws of the State of Colorado and (b) has all requisite power and authority to (i) conduct its business as it is now being conducted and (ii) execute, deliver, and perform this Contract and all Ancillary Agreements and instruments to be executed and delivered in connection with the transactions contemplated by this Contract.

6.2.2Authorization. The execution, delivery and performance by Tri-State of this Contract and all other Ancillary Agreements and instruments to be executed and delivered, or filed unexecuted as otherwise contemplated in this Contract, in connection with the transactions contemplated by this Contract have been (or will be, as to the Ancillary Agreements) duly authorized by all necessary corporate or other organizational action.
6.2.3Binding Effect. This Contract has been, and each other Ancillary Agreements to which Tri-State is a party, when delivered hereunder, will have been, duly executed and delivered by Tri-State, or filed unexecuted as otherwise contemplated in this Contract. This Contract constitutes, and each Ancillary Agreement when so delivered will constitute, a legal, valid and binding obligation of Tri-State, enforceable against Tri-State in accordance with its terms.
Section 7. TERMINATION; REMEDIES
7.1Events of Termination. This Contract may be terminated as follows:
7.1.1For Cause.
(a)By Tri-State, upon written notice to MPEI, if (a) MPEI fails to pay the Final Payment Amount to the Escrow Agent by the time and date specified in Section 3.1 (so long as such failure is not as a result of Tri-State’s breach or default of this Contract) or (b) MPEI fails to execute and deliver the written instructions to release the escrowed money to Tri-State by the time and date described in Section 4.1.1 (so long as such failure is not as a result of Tri-State’s breach or default of this Contract) and if MPEI fails to cure all such failures prior to the Withdrawal Time; or
(b)By a Party, upon written notice to the other Party, due to a material breach or default by the other Party of this Contract (other than breach or default as provided above) and failure to cure such breach or default within 10 days (or such other reasonable period of time as mutually agreed between the Parties, or as otherwise ordered by FERC) after receipt of notice of such breach or default from the non-defaulting Party;
7.1.2Termination after Withdrawal Time. By either Party, upon written notice to the other Party, after February 1, 2025, in the event the closing on MPEI’s withdrawal from membership in Tri-State did not occur on February 1, 2025, and so long as such failure to occur is not as a result of the terminating Party’s breach or default of this Contract; or
7.1.3Mutual Consent. By the mutual written consent of the Parties.

Notwithstanding any other provisions of this Contract to the contrary, (a) Tri-State’s failure or inability to obtain any FERC approval or consent; provided that Tri-State took any and all such actions that are reasonably necessary to obtain such approvals and consents from FERC or (b) any injunction granted in a judicial proceeding that prevents MPEI from withdrawing from Tri-State or terminating the WESC, is not considered a breach or default of this Contract or any breach of warranty or representation.
If Tri-State terminates this Contract pursuant to Section 7.1, MPEI’s Withdrawal Notice is automatically deemed to be rescinded by mutual agreement of the Parties and deemed null and void (i.e., Tri-State will continue to provide MPEI, and MPEI will continue to purchase and pay Tri-State for all electric service, including capacity and energy, which MPEI shall require for the operation of its system at Tri-State’s Class A member rate, in accordance with and subject to the terms of the WESC (and other related agreements currently in effect)).
7.2Remedies for Termination. If a Party terminates the Contract pursuant to Section 7.1.1 due to the breach or default of the other Party, the non-defaulting Party may pursue any and all remedies it may have at law, in equity and under this Contract, except to the extent otherwise limited or restricted, as set forth in this Contract or any directive issued by FERC.
Section 8. TERM OF CONTRACT; SURVIVAL
8.1This Contract is effective upon the date specified by FERC (the “Effective Date”). Tri-State shall file this Contract with FERC within ten (10) days of Tri-State’s receipt of this Contract executed by MPEI or, if unexecuted, no later than December 2, 2024. This Contract shall, unless terminated earlier pursuant to Section 7.1.1 or 7.1.3 of this Contract, remain in effect through the Withdrawal Time. After the Withdrawal Time and if the closing on MPEI’s withdrawal from membership occurs pursuant to the terms of this Contract, Sections 1.2, 3.1.3, 3.1.4, 3.2, 5.1.2, 5.1.3, 5.1.4, 5.2, 5.3, 5.4, 5.5, 5.7, 5.8, and 8 through 20, Schedules 2.1.2, 5.1.2 and 5.1.4, along with any other provision that by its nature would reasonably be intended to survive, shall survive the Withdrawal Time. If the closing on MPEI’s withdrawal from membership does not occur pursuant to the terms of this Contract or if this Contract is terminated pursuant to Section 7.1, all obligations of the Parties under this Contract will cease; provided that Sections 3.3, 7 through 20, along with any other provision that by its nature would reasonably be intended to survive, shall survive the termination of this Contract.
Section 9. LIMITATION OF LIABILITY
9.1Neither Party shall be liable to the other Party for any indirect, incidental, special, punitive, exemplary, or consequential damages, including, but not limited to, loss of use, loss of revenue, loss of profit, cost of replacement power and energy, interest charges, or cost of capital; provided that the foregoing and the other provisions of this Contract shall not limit, prevent or restrict the rights of the Parties under sections 205 or 206 of the Federal Power Act (and any other applicable sections of the Federal Power Act) and

FERC’s rules and regulations thereunder, including seeking recovery of costs (including the types of costs listed in this Section) in a filing with FERC.
Section 10. ENTIRE AGREEMENT
10.1    This Contract, including its schedules and exhibits (which are incorporated by reference), together with Rate Schedule No. 281, constitutes the entire agreement between the Parties and supersedes all previous communications, representations, or agreements, either oral or written, with respect to the subject matter of this Contract.
Section 11. AMENDMENT
11.1This Contract may only be amended in a writing, signed by both Parties, with the effectiveness of such amendment, subject to acceptance by FERC.
Section 12. COUNTERPARTS
12.1    This Contract and any of its certificates may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Contract and any of its certificates may be electronically signed and electronic signatures appearing on such are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility. Delivery may be effected by actual delivery or by electronic transmission of an executed counterpart copy to the other Party.
Section 13. ASSIGNMENT
13.1    Except as provided herein, neither Party shall assign any of its rights, title, or interests or delegate any performance under this Contract without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Each Party shall have the right at any time and from time to time to mortgage, create, or provide for a security interest in or convey in trust its rights, titles, and interests in this Contract to a lender, mortgagee, or trustee under deeds of trust, mortgages, or indentures, or to secured parties under security agreements, as security for its present or future bonds or other obligations or securities, and to any successors or assigns thereof without need for the prior consent of the other Party, and without the lender, mortgagee, trustee, or secured party assuming or becoming in any respect obligated to perform any of the obligations of such Party. Any lender, mortgagee, trustee, or secured party under a present or future deed of trust, mortgage, indenture, or security agreement of a Party and any successor thereof by action of law or otherwise, and any purchaser, transferee, or assignee of any thereof may, without need for the prior consent of the other Party, succeed to and acquire all the rights, titles, and interests of the borrowing Party in this Contract, and may foreclose upon said rights, titles, and interests of the borrowing Party. Any purported assignment in violation of this Section is voidable.

Section 14. NO THIRD -PARTY BENEFICIARIES
14.1    This Contract does not and is not intended to confer any rights or remedies upon any third party.
Section 15. NOTICES
15.1Any notice, consent or other communication required to be made in writing under this Contract shall be delivered (a) in person; (b) by nationally recognized overnight courier (charges prepaid); or (c) by email transmission, in each case properly addressed to the persons specified below. Either Party may from time to time change its contact information for the purposes of notices, consents, or other communications by a similar notice to the other Party specifying new contact information, but no such change shall become effective until it is actually received by the other Party. All notices, consents, or other communications required or permitted under this Contract that are addressed as provided in this Section shall be deemed to have been given (i) upon delivery if delivered in person or by overnight courier, or (ii) upon the notice sender’s receipt of written confirmation of delivery from the notice recipient, if delivered by email. Notices shall be addressed as follows:
If to MPEI:
Attn: Virginia Harman
321 West Agate Avenue
        Granby, CO 80446
Email: vharman@mpei.com

        With a copy to:
        Levi D. Williamson
        Williamson Lowery Fredregill
PO Box 70
        214 Poplar Street, 2nd Floor
        Sterling, CO 80751
        Email: levi@wlflawfirm.com

If to Tri-State:
Tri-State Generation and Transmission Association, Inc.
Attn: Senior Vice President, General Counsel
1100 W. 116th Avenue
Westminster, CO 80234
Email: jsturhahn@tristategt.org
Section 16. WAIVER
16.1The failure or delay of any Party to enforce any right arising under this Contract on one or more occasions, or a Party’s particular course of conduct, will not operate as a waiver of that or any other right on that or any other occasion. A waiver at any time by a Party to this Contract of its rights with respect to any matter arising under or in connection with this Contract shall not be deemed to be a waiver with respect to any subsequent matter. A waiver must be in writing and signed by the Party against whom enforcement is sought in order to be effective.
Section 17. HEADINGS
17.1Headings and captions are for reference only and shall not be construed as interpretations of the text of this Contract.
Section 18. CHOICE OF LAW
18.1This Contract shall be governed by and construed in accordance with the internal laws of the State of Colorado and applicable federal law, without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Colorado and applicable federal law. Unless prohibited by public policy, in the event of a conflict between the internal laws of the State of Colorado and applicable federal law, the internal laws of the State of Colorado shall control. Any judicial proceeding arising out of or relating to this Contract shall be brought and determined exclusively in the District Court in and for the County of Adams and State of Colorado; however, if subject matter jurisdiction exists with respect to such action, it shall be brought and determined exclusively in the United States District Court for the District of Colorado. Each of the Parties irrevocably submits to the jurisdiction of the aforesaid courts with respect to any such action or proceeding arising out of or relating to this Contract.
Section 19. SEVERABILITY
19.1The invalidity or unenforceability of any provision of this Contract shall not affect or impair any other provision, and the invalid or unenforceable provision shall be modified to the extent necessary to make it valid and enforceable.
Section 20. EXPENSES
20.1     Each Party will pay their own transaction expenses, including the fees and expenses of legal counsel, consultants, experts and other advisors, incurred in connection with the negotiation of this Contract, the Ancillary Agreements, the performance of its obligations and the consummation of the transactions contemplated by this Contract and the Ancillary Agreements; provided that the foregoing and the other provisions of this Contract shall not limit, prevent or restrict the rights of the Parties under sections 205 or 206 of the Federal Power Act (and any other applicable sections of the Federal Power Act) and FERC’s rules and regulations thereunder, including seeking recovery of costs (including the types of costs listed in this Section) in a filing with FERC.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Membership Withdrawal Agreement to be duly executed by and through their authorized representatives as of the Agreement Date.

TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC.

By (signature): /s/ Duane Highley

Name: Duane Highley
Title: Chief Executive Officer

MOUNTAIN PARKS ELECTRIC, INC.

By (signature): /s/ Virginia Harman

Name: Virginia Harman
Title: General Manager and Chief Executive Officer

SCHEDULE 2.1.2

LIST OF CONTRACTS THAT TERMINATE AT
THE WITHDRAWAL TIME

Tri-State Contract No.	Date of Contract	Title
WESC
N/A	7/1/2007	Wholesale Electric Service Contract*
Policy 115 Generation Contracts/ Member Project Contracts
TS-14-0004A	6/18/2021	Amended and Restated Generation Contract for the Granby Hydro Project*^
TS-18-0077	9/28/2018	Generation Contract for the North Park Solar Project*^
TS-18-0095	10/29/2019	Generation Contract for the Fraser Solar Project*^
Policy 117 Renewable Project Performance Payment Contracts/REC Purchase Contracts
TS-14-0005	2/26/2015	Renewable Project Performance Payment Contract for the Granby Hydro Project (Policy 115 Companion Contract)
TS-14-0006	1/25/2016	Letter Agreement - Assignment of Registration and Account Management Rights for WREGIS and Management of Renewable Energy Credits – Granby Hydro Project#
TS-18-0081	9/28/2018	REC Purchase Contract for the North Park Solar Project (Policy 115 Companion Contract)
TS-18-0096	10/29/2019	REC Purchase Contract for the Fraser Solar Project (Policy 115 Companion Contract)
TS-19-0157	11/1/2019	Letter Agreement - Assignment of Registration and Account Management Rights for WREGIS– North Park Solar Project#
TS-19-0164	11/1/2019	Letter Agreement - Assignment of Registration and Account Management Rights for WREGIS– Fraser Solar Project#
Transmission and Telecommunication Agreements
TS-82-0018	2/19/1982	License Agreement for Installation and Maintenance of Facilities for Energy Management System (SCADA)^
TS-85-0012	9/10/1985	Letter Agreement regarding Tri-State/Western Joint Project*
TS-86-0005	6/25/1986	Letter Agreement for Loop Service to Fraser Substation
TS-88-0011	2/17/1988	Letter Agreement – New Delivery Point at Gore Pass Substation*^
TS-97-0049	7/1/1998	Contract for Fraser Substation and Distribution Underbuild*^
TS-07-0118	9/3/2009	Letter Agreement for the Fraser to North Cottonwood T-1 Radio Upgrade^
TS-11-0167	6/29/2011	Facilities Management Agreement*^
TS-12-0014	6/26/2013	Telecommunications Sharing and Maintenance Agreement^
Schedule 2.1.2

TS-19-0110	9/27/2019	Letter Agreement for Installation of Metering, SCADA, Telecommunications, and Protection for the North Park Solar Facility^
TS-19-0144	11/1/2019	Letter Agreement for Installation of Metering, SCADA, Telecommunications, and Protection for the Fraser Solar Facility^
TS-22-0024	4/18/2022	Letter Agreement for Installation of Mountain Parks Metering Equipment at Windy Gap Substation^
Other
None

*Filed with FERC
#third party also a party to contract
^For the contracts listed above with the ^ identifier, if a Purchase Agreement is executed and the closing on the transaction pursuant to the Purchase Agreement (“Closing”) does not close at the Withdrawal Time, notwithstanding Section 2.1.2 of this Contract, these contracts shall not terminate as of the Withdrawal Time, but shall remain in effect until the Closing (“Delayed Closing Date”) and shall terminate and be of no further force and effect on the Delayed Closing Date; provided that each Party shall continue to indemnify and defend the other Party to the extent set forth in such contracts for claims that arose prior to the Delayed Closing Date and provided further that any provisions in the contracts that survive termination pursuant to the terms of such contracts shall survive. For contracts TS-14-0004A, TS-18-0077, and TS-18-0095, without limiting the other provisions of such contracts that survive pursuant to Sections 2.1.2 and 5.1 of this Contract (i.e. indemnification, final billing and dispute), the only other provisions in Sections with headings of Definitions, Dispute Resolution, Metering, Metering and Protection, License, Insurance, and Liability remain in effect.

In the event the Closing described in the Purchase Agreement has not occurred for any reason within three (3) months after the Withdrawal Time and either Party does not reasonably expect the Closing to occur within the following three (3) month period (i.e., by August 31, 2025, the latest termination date of the interim facilities use agreement pursuant to section 2.1 of TSOA-24-0053), the Parties will negotiate in good faith amendments to the exhibits/attachments to the Ancillary Agreements to reflect the continued ownership by Tri-State of the equipment to be sold to MPEI; provided, that the terms and conditions contained in the body of each such Ancillary Agreement will remain unchanged. The Parties will also review the contracts listed above with the ^ identifier to determine if any of such contracts may be terminated in connection with the amendments to the exhibits/attachments to the Ancillary Agreements or if any new agreements are required to replace the contracts with the ^ identifier.
Schedule 2.1.2

SCHEDULE 3.1
ESCROW INSTRUCTIONS
1.    Withdrawing Member Escrow Funds. No later than the time and date required by the Membership Withdrawal Agreement, dated as of _______ (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Withdrawal Agreement”), MPEI will transfer funds in the amount of the Final Payment Amount $_______ (the “Withdrawing Member Escrow Funds”), by wire transfer of immediately available funds, to an interest bearing escrow account designated by Escrow Agent (the “Escrow Account”). It is hereby expressly stipulated and agreed that all interest and other earnings on the Withdrawing Member Escrow Funds shall be taxable to, and accrue for the benefit of, MPEI.
2.    Disbursement of Withdrawing Member Escrowed Funds.
a.    Upon satisfaction (or waiver in accordance with the Withdrawal Agreement) of the condition precedent set forth in Section 4 of the Withdrawal Agreement (other than the delivery of the written instructions) on or prior to 3:00 p.m. Mountain Prevailing Time January 29, 2025, MPEI and Tri-State shall jointly direct in writing (“Written Instructions”) the Escrow Agent to disburse the Withdrawing Member Escrow Funds to Tri-State by wire transfer to Tri-State’s account to be set forth in such Written Instructions by (i) 10:00 a.m. Mountain Prevailing Time on the day of the Withdrawal Time if the day of the Withdrawal Time is a day other than a Saturday, Sunday or federal holiday (“Business Day”) or (ii) 10:00 a.m. Mountain Prevailing Time on the first Business Day after the day of the Withdrawal Time if the Withdrawal Time is not a Business Day.
b.    Unless otherwise specified in the Escrow Agreement or Section 2 hereof, Escrow Agent shall disburse the Withdrawing Member Escrow Funds at any time and from time to time, upon receipt of, and in accordance with written instructions signed by both MPEI and Tri-State. Except as set forth in Section 2 hereof, neither Tri-State nor the MPEI shall receive any Withdrawing Member Escrow Funds under this Escrow Agreement except to the extent MPEI and Tri-State deliver to Escrow Agent written instructions to disburse to Tri-State or MPEI, as applicable, some or all of the applicable Withdrawing Member Escrow Funds.
Schedule 3.1

SCHEDULE 5.1.2

LIST OF CONTRACTS WITH POTENTIAL PAYMENT OBLIGATIONS AFTER WITHDRAWAL TIME

Tri-State Contract No.	Date of Contract	Title
WESC
N/A	7/1/2007	Wholesale Electric Service Contract
Policy 115 Generation Contracts/ Member Project Contracts
TS-14-0004A	6/18/2021	Amended and Restated Generation Contract for the Granby Hydro Project
TS-18-0077	9/28/2018	Generation Contract for the North Park Solar Project
TS-18-0095	10/29/2019	Generation Contract for the Fraser Solar Project
Policy 117 Renewable Project Performance Payment Contracts/REC Purchase Contracts
TS-14-0006	1/25/2016	Letter Agreement - Assignment of Registration and Account Management Rights for WREGIS and Management of Renewable Energy Credits – Granby Hydro Project
Transmission and Telecommunication Agreements
TS-88-0011	2/19/1988	Letter Agreement – New Delivery Point at Gore Pass Substation
TS-97-0049	7/1/1998	Contract for Fraser Substation and Distribution Underbuild
TS-11-0167	6/29/2011	Facilities Management Agreement
TS-12-0014	6/26/2013	Telecommunications Sharing and Maintenance Agreement
TS-19-0110	9/27/2019	Letter Agreement for Installation of Metering, SCADA, Telecommunications, and Protection for the North Park Solar Facility
TS-19-0144	11/1/2019	Letter Agreement for Installation of Metering, SCADA, Telecommunications, and Protection for the Fraser Solar Facility
TS-22-0024	4/18/2022	Letter Agreement for Installation of Mountain Parks Metering Equipment at Windy Gap Substation

Schedule 5.1.2

SCHEDULE 5.1.4
LAST HOUR – SPP WEIS
1.Last Hour Solution: For the Last Hour, Tri-State will schedule and tag the forecasted load for MPEI from Tri-State’s resources to MPEI. Tri-State will reduce the load Tri-State is serving to Tri-State’s own load sinks by the same amount. This will result in the SPP WEIS market seeing a supply for MPEI’s load (via tag) and see a decrease in the amount of load going to Tri-State’s load sinks. MPEI, or its agent, will submit its meter data to the WEIS market for the Last Hour and Tri-State will submit meter data to the WEIS market for the Last Hour that does not include MPEI’s load. Tri-State will be responsible for determining the amount to tag to MPEI.

2.Applicability to WESC: For clarification, Tri-State will continue to provide, and MPEI will continue to purchase and pay Tri-State for, all electric service, including capacity and energy, which MPEI shall require for the operation of its system at Tri-State’s Class A member rate, in accordance with and subject to the terms of the WESC, for the Last Hour. For the Last Hour, Tri-State will invoice MPEI and MPEI will pay pursuant to the WESC using metered data as normal. This will result in MPEI paying based on meter values not tagged MWs.

3.Imbalance and True-up: There will be some level of energy imbalance associated with MPEI’s load under the WEIS market which will be the difference between the tagged MWs and the metered load values. By February 24, 2025, Tri-State will calculate the imbalance and amount owed as follows and provide the calculation to MPEI via e-mail at shenderson@mpei.com and emeek@mpei.com (“Imbalance Calculation”):

MPEI’s Metered Load = Hourly metered load values of MPEI load.
TSPM Load LMP = Hourly average of Tri-State’s load LMPs in SPP WEIS market for WACM Balancing Authority Areas during the Last Hour.
MPEI’s Tagged MW = Summation of all energy tagged to MPEI Last Hour.

MPEI Energy Imbalance (MW) = MPEI’s Metered Load – MPEI’s Tagged MW

Energy Imbalance Charge ($) = MPEI Energy Imbalance * TSPM Load LMP

If the MPEI Energy Imbalance value is positive, then Tri-State will pay MPEI. If the MPEI Energy Imbalance value is negative, then MPEI will pay Tri-State. However, if the TSPM Load LMP is negative, the opposite occurs.

4.Payment: Promptly after providing the Imbalance Calculation to MPEI, the Party that is owed payment may invoice the other Party via e-mail for the amount owed as
Schedule 5.1.4

reflected in the Imbalance Calculation. The Party responsible for payment shall pay the invoice, if received, within 30 days after the date of the invoice. The right to payment is waived with respect to any amounts not invoiced by May 3, 2025. Tri-State’s address for invoice is settlements@tristategt.org and MPEI’s address for invoice is Accounting2@mpei.com with a copy to shenderson@mpei.com.

5.Payment Dispute. To the extent there is a dispute of the Imbalance Calculation, MPEI shall provide written notice to Tri-State within 10 business days following receipt of the invoice. The Parties shall work in good faith to resolve any such disputed within 30 days following written notice of a dispute, or other period as the Parties mutually agree. If the Parties are unable to resolve the disputed invoice amount, upon written notice to the other Party either may pursue any and all legal and equitable remedies available to the Party.

Below are example calculations:

Example 1:
Tri-State tags MPEI 50MW to cover MPEI’s load for the Last Hour. MPEI’s load for the Last Hour has a metered value of 52MW. TSPM Load LMP is $18.00. MPEI will be invoiced and pay Tri-State in accordance with and subject to the terms of the WESC for 52MW and MPEI will have been charged for 2MW of energy from SPP related to the SPP WEIS market. 52MW – 50MW = 2MW (EI) and since that is positive, Tri-State will pay MPEI 2MW x $18/MWH for a total of $36.

Example 2:
Tri-State tags MPEI 50MW to cover MPEI’s load for the Last Hour. MPEI’s load for the Last Hour has a metered value of 47MW. TSPM Load LMP is $18.00. MPEI will be invoiced and pay Tri-State in accordance with and subject to the terms of the WESC for 47MW and MPEI will have been paid for 2MW of energy from SPP related to the SPP WEIS market. 47MW – 50MW = -3MW (EI) and since that is negative, MPEI would pay Tri-State 3MW x $18/MWH for a total of $45.
Example 3:
Tri-State tags MPEI 50MW to cover MPEI’s load for the Last Hour. MPEI’s load for the Last Hour has a metered value of 47MW. TSPM Load LMP is -$5.00. MPEI will be invoiced and pay Tri-State in accordance with and subject to the terms of the WESC for 47MW and MPEI will have been paid for 3MW of energy from SPP related to the SPP WEIS market. 47MW – 50MW = -3MW (EI). Negative EI normally indicates that MPEI would pay Tri-State however since the TSPM Load LMP is negative, MPEI would receive 3MW x -$5/MWH for a total of $5 from Tri-State.

Schedule 5.1.4

SCHEDULE 5.2.1
LIST OF CONTRACTS FOR TRI-STATE GENERATOR AGENT

Tri-State Contract No.	Date of Contract	Title
TS-14-0006	1/25/2016	Letter Agreement - Assignment of Registration and Account Management Rights for WREGIS and Management of Renewable Energy Credits – Granby Hydro Project#
TS-19-0157	11/1/2019	Letter Agreement - Assignment of Registration and Account Management Rights for WREGIS– North Park Solar Project#
TS-19-0164	11/1/2019	Letter Agreement - Assignment of Registration and Account Management Rights for WREGIS– Fraser Solar Project#
#third party also a party to contract

Schedule 5.2.1

Exhibit A – Membership Termination Certificate
Certificate of Withdrawal of Membership
THIS CERTIFICATE OF WITHDRAWAL OF MEMBERSHIP (“Certificate”) is made and effective on February 1, 2025, by and between TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC., a Colorado cooperative corporation (“Tri-State”) and MOUNTAIN PARKS ELECTRIC, INC., a Colorado corporation (“MPEI”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Contract (defined below).
WHEREAS, Tri-State and MPEI have entered into that certain Membership Withdrawal Agreement dated _____, 2024 (the “Contract”), wherein MPEI will withdraw from membership in Tri-State and terminate the WESC.
NOW, THEREFORE, in consideration of MPEI’s payment of the Final Payment Amount calculated pursuant to the FERC-accepted and effective version of Rate Schedule No. 281, Tri-State and MPEI hereby acknowledge and agree as follows:
1)With the execution and delivery of this Certificate, the condition set forth in Section 4 of the Contract has been satisfied or waived by the applicable Party.
2)Effective as of 12:00:00 a.m. Mountain Prevailing Time on February 1, 2025:
a.MPEI has withdrawn from its membership in Tri-State pursuant to Article I, Section 4 of the Bylaws and is not entitled to any of the rights or bound by any obligations of a member of Tri-State; and
b.the contracts identified in Schedule 2.1.2 to the Contract, including the WESC, are terminated and of no further force and effect (unless the effective date of a termination of a contract is delayed as provided in Schedule 2.1.2, as agreed to by the Parties, or as necessitated by FERC action or inaction on Tri-State’s filings to cancel a contract), except to the extent set forth in the Contract.
[Signature Page Follows]

Exhibit A

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the date first written above.

TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC.

By (signature):

Name:
Title:

MOUNTAIN PARKS ELECTRIC, INC.

By (signature):

Name:
Title:

Exhibit A